Exhibit 3
[Translation]
June 21, 2010
To Whom It May Concern:
Issuer of Real Estate Investment Trust Securities
  Japan Single-residence REIT Inc.
  9th Floor, Kamiyacho Sankei Building
  7-2, Azabudai 1-chome, Minato-ku, Tokyo
  Representative: Akihiko Soga,
  Executive Director
  Securities Code: 8970
Asset Management Company
  Japan Single-residence Asset Management Corp.
  Representative: Akihiko Soga,
  President and CEO
   Tel: +81-3-4412-1040
Notice Concerning Share Transfer of the Asset Management Company
(Change in Parent Company)
     Japan Single-residence Asset Management Corp. (the “Asset Management Company”), the asset management company to which Japan Single-residence REIT Inc. (the “Investment Corporation”) entrusts the management of its assets, hereby announces that it has approved the transfer of its shares to Canal Investment Trust., Ltd. (“Canal Investment”), the asset management company to which CRESCENDO Investment Corporation(“CIC”) entrusts the management of its assets.
1. About the Transfer of Shares
(1) Overview
     As of today, Canal Investment has agreed to enter into share purchase agreements between Apamanshop Sublease Co., Ltd. (“ASSL”), Lehman Brothers Investments Japan Inc. (“Lehman Brothers”), and K.K. daVinci Holdings (“daVinci”), for the purpose of transferring the Asset Management Company shares to Canal Investment (the “Share Transfer”).

Rule 802 Legend
     This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
     It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
     You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

(2) Background and Purpose
     As announced in the “Notice Regarding Execution of Merger Agreement between CRESCENDO Investment Corporation and Japan Single-residence REIT Inc.” released by the Investment Corporation and CIC today, the Investment Corporation and CIC have today entered into a merger agreement (the “Merger Agreement”). Subject to the Merger Agreement, the Investment Corporation and CIC expect to conduct an absorption-type merger resulting in CIC becoming the surviving corporation (the “REIT Merger”), effective as of October 1, 2010.
     The asset management agreement between the Investment Corporation and the Asset Management Company is expected to be terminated, conditional on the entry into effect of the REIT Merger, and the asset management operations of the Investment Corporation shall, upon the REIT Merger, be assumed by the surviving corporation Canal Investment, the asset management company to which CIC entrusts the management of its assets.
     The Asset Management Company has approved the Share Transfer since it has determined that, for the purpose of smooth implementation of the REIT Merger and the asset management operations following the REIT Merger, the Asset Management Company’s shares are to be acquired by Canal Investment and the Asset Management Company is to become a subsidiary of Canal Investment. Canal Investment will acquire from ASSL, Lehman Brothers and daVinci all the shares of the Asset Management Company on September 2nd, 2010 on the condition, among others, that the Merger Agreement is approved at the Investment Corporation’s general meeting of unitholders.
2. Profile of Recipient of Shares, etc.

(1) Name	Canal Investment Trust Co., Ltd.

(2) Address	5-1, Atago 2-chome, Minato-ku, Tokyo

(3) Title and Name of Representative	Representative Director Takaya Ichikawa

(4) Description of Business	 Investment Management Business

‚ Business regarding Specified Investment Management

ƒType II Financial Instruments Business

„Investment Advisory/Agency Business

…Business regarding Incorporation of Investment Corporations

†Business regarding General Administration Trustee of Investment Corporations

‡Building Lots and Building Transaction Business

ˆDiscretionary trading and agency business and investment advisory services for real estate.

‰Any Business related to the preceding items

(5) Paid-in Capital	295,575 thousand yen

(6) Date of Incorporation	March 24th, 2000

(7) End of Fiscal Period	March

(8) Number of Employees	19

(9) Total Number of Shares Issued and Outstanding	4,968 shares

(10) Shareholders and Shareholding Ratio	HEIWA REAL ESTATE CO., LTD. 100%

(11) Relation Between the Investment Corporation and the Asset Management Company	Capital Relationship	There is no particular capital relationship requiring mention between the Asset Management Company and the Recipient of Shares. In addition, there are no capital relationships requiring special mention between the affiliated persons or affiliated companies of the Asset Management Company and the affiliated persons or affiliated companies of the Recipient of Shares. Once the Share Transfer transaction is complete, the Recipient of Shares will be the parent company and thus, will be considered an interested party etc.

	Personnel Relationship	There are no personnel relationships requiring mention between the Asset Management Company and the Recipient of Shares. In addition, there are no personnel relationships requiring special mention between the affiliated persons or affiliated companies of the Asset Management Company and the affiliated persons or affiliated companies of the Recipient of Shares.

	Business Relationship	There are no business relationships requiring mention between the Asset Management Company and the Recipient of Shares. In addition, there are no business relationships requiring special mention between the affiliated persons or affiliated companies of the Asset Management Company and the affiliated persons or affiliated companies of the Recipient of Shares.
3. Schedule

Execution of Share Purchase Agreements:	June 21, 2010
Share Acquisition Date:	September 2, 2010 (scheduled)
4. Shareholder Composition
     (Before implementation of the Share Transfer)

		Percentage
		of the
		number of
		shares held
		to the total
		number of
	Number of	shares
	Shares	issued and
	Held	outstanding
Shareholder	(shares)	(%)
Apamanshop Sublease Co., Ltd.	3,000	50
Lehman Brothers Investments Japan Inc.	1,800	30
K.K. daVinci Holdings	1,200	20
Total	6,000	100

(After implementation of the Share Transfer)

		Percentage
		of the
		number of
		shares held
		to the total
		number of
		shares
	Number of	issued and
	Shares	outstanding
Shareholder	Held	(%)
Canal Investment Trust Co., Ltd.	6,000	100
Total	6,000	100
5. Future Prospects
(1) Details of Change in the Asset Management Agreement
     Upon obtaining approval of the Investment Corporation’s general meeting of unitholders and subject to the condition that the REIT Merger takes effect, the Investment Corporation is scheduled to terminate the asset management agreement with the Asset Management Company on the effective date of the REIT Merger.
(2) Details of Change in Structure
     An announcement will be issued once change, if any, has been finalized.
(3) Details of Change in the Decision-Making Structure for Investment Management
     An announcement will be issued once change, if any, has been finalized.
(4) Details of Change in the Rules Regarding Compliance, Related Parties,
     An announcement will be issued once change, if any, has been finalized.
(5) Details of Change in the Investment Policy
     An announcement will be issued once change, if any, has been finalized
(6) Details of Change in the Agreement with the Sponsor, Stakeholder, etc.
     The Basic Agreements that the Investment Corporation and the Asset Management Company have executed with ASSL, Lehman Brothers, and daVinci are scheduled to end as of the date on which the Share Transfer is to be implemented.
(7) Prospects for the Continued Listing of the Investment Corporation
     The merger of the Investment Corporation and CIC will take the form of an absorption-type merger, with CIC as the surviving corporation. As a result, the Investment Corporation will dissolve pursuant to Article 143 of the Law Concerning Investment Trust and Investment Corporations and the investment units issued by the Investment Corporation are expected to be delisted on September 28th, 2010, i.e. the date that is 3 business days prior to the effective date of the REIT Merger, in accordance with the criteria for delisting set forth by the Tokyo Stock Exchange, Inc.
(8) Future Policy, etc.
     The necessary filing and other procedures will be performed in accordance with the Financial

Instruments and Exchange Law, Building Lots and Building Transaction Law and other applicable laws, ordinances and regulations.
End

*	Recipients of this document:
     Kabuto Club, the Ministry of Land, Infrastructure and Transport Press Club, and the Ministry of Land, Infrastructure and Transport Press Club for Construction Publications.

*	Website of company:

http://jsreit.co.jp/eng/
[Provisional Translation Only]
     The English translation of the original Japanese document is provided solely for information purposes.
Should there be any discrepancies between this translation and the Japanese original, the latter shall prevail.